EXHIBIT 4.3(f)

JOINDER AGREEMENT

April 29, 2002

To each of the Noteholders (as defined
in the Joint and Several Guaranty
hereinafter referred to)

Ladies and Gentlemen:

Reference is made to the Joint and Several Guaranty, dated as of October 27, 1999 (as amended, restated or otherwise modified from time to time, the “Guaranty Agreement”), by each of the Guarantors (individually, a “Guarantor” and collectively, the “Guarantors”) a party thereto, in favor of each of the holders, from time to time, of certain Senior Secured Notes of Smithfield Foods, Inc., as more particularly described on Annex 1 attached hereto. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Guaranty Agreement.

Each of the undersigned subsidiaries of Smithfield Foods, Inc. (each a “New Guarantor”, and, collectively, the “New Guarantors”), agrees with you as follows:

1.    Guaranty.    Each New Guarantor hereby unconditionally and expressly agrees to become, by execution and delivery of this Joinder Agreement does become, and assumes each and every one of the obligations of, a “Guarantor” under and as defined in the Guaranty Agreement. In addition, each New Guarantor makes, as of the date hereof, each and every representation and warranty of a Guarantor set forth or incorporated in the Guaranty Agreement. Without limitation of the foregoing or of anything in the Guaranty Agreement, by such execution and delivery hereof each New Guarantor does become fully liable, as a Guarantor, for the payment of the Guarantied Obligations as further provided in Section 2 of the Guaranty Agreement. The Guaranty Agreement is hereby amended, without any further action, to add each New Guarantor as a Guarantor thereunder as if each New Guarantor had been an original party to the Guaranty Agreement.

2.    Further Assurances.    Each New Guarantor agrees to cooperate with the Noteholders and execute such further instruments and documents as the Required Holders shall reasonably request to effect, to the reasonable satisfaction of the Required Holders, the purposes of this Joinder Agreement.

3.    Binding Effect.    This Agreement shall be binding upon each New Guarantor and shall inure to the benefit of the Noteholders and their respective successors and assigns.

4. Governing Law.    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL VIRGINIA LAW, EXCLUDING CHOICE-OF-LAW PROVISIONS OF SUCH JURISDICTION THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH JURISDICTION.

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IN WITNESS WHEREOF, each of the New Guarantors has caused this Joinder Agreement to be executed on its behalf by one of its duly authorized officers.

BROWN’S REALTY PARTNERSHIP,
a North Carolina general partnership

By: Brown’s Farms, LLC,
a Delaware limited liability company,
its partner

By:	Brown’s of Carolina LLC, a Delaware limited liability company, its sole member and manager

By: Murphy-Brown LLC, a Delaware limited liability company, its sole member and manager

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Secretary

By: Smithfield Purchase
Corporation, a North Carolina
corporation, its partner

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Secretary

SMITHFIELD PACKING REALTY PARTNERSHIP,
a North Carolina general partnership

By: Smithfield Packing Real Estate,  LLC, a Delaware limited liability company, its partner

By: The Smithfield Packing Company, Incorporated, a Virginia corporation, its sole member and manager

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Secretary

By: Smithfield Purchase Corporation,  a North Carolina corporation,  its partner

By:	/s/ Michael H. Cole
Name:	Michael H. Cole
Title:	Secretary

ANNEX 1

A.    $100,000,000 in aggregate principal amount of its seven and eighty-nine one-hundredths percent (7.89%) Series I Senior Secured Notes due October 1, 2009 (the “Series I Notes”);

B.    $50,000,000 in aggregate principal amount of its Variable Rate Series J Senior Secured Notes due October 1, 2009 (the “Series J Notes”);

C.    $50,000,000 in aggregate principal amount of its eight and forty-four one-hundredths percent (8.44%) Series K Senior Secured Notes due October 1, 2009 (the “Series K Notes”); and

D.    $25,000,000 in aggregate principal amount of its LIBOR Rate Series L Senior Secured Notes due October 1, 2009 (the “Series L Notes”).